Exhibit 4.1


                               AMENDMENT NO. 1 TO
                                RIGHTS AGREEMENT
                                ----------------

         This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (the "Amendment") dated as of March 19, 2004 between LTC PROPERTIES, INC., a Maryland corporation (the "Company") and HARRIS TRUST AND SAVINGS BANK, an Illinois banking corporation as Rights Agent (the "Rights Agent")

                              EXPLANATORY STATEMENT

         The Company and the Rights Agent are parties to that certain Rights Agreement dated May 2, 2000 (the "Rights Agreement"). Pursuant to Section 27 of the Rights Agreement, for so long as the Rights are then redeemable, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, and at the expense of the Company, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights. The Company now desires to, and directs the Rights Agent to, amend the Rights Agreement in the manner set forth in this Amendment.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties here covenant and agree as follows:

     1. Definitions. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Rights Agreement.

     2.   Amendments.

          (a) Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

          Section 7. Exercise of Rights, Purchase Price; Expiration Date of
                     ------------------------------------------------------
                     Rights
                     ------

         (a) Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date and after the Rights have been become exercisable, the registered holder of any Right Certificate may, subject to
Section 11(a)(ii) hereof and except as otherwise provided herein, exercise the Rights evidenced thereby, in whole or in part, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets as the case may be) as to which the Rights are exercised, at any time which is both after the Distribution Date and prior to the time (the "Expiration Date") that is the earliest of (i) the Close of Business on April 1, 2004 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date") or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.

          (b) A new Section 7(f) is hereby added to the Rights Agreement to read as follows:

         (f) Unless the Rights are redeemed as provided in Section 23 hereof, exchanged as provided in Section 24 hereof or exercised, prior to the Final Expiration Date, all of the Rights shall expire, terminate and be of no further force or effect, and this Rights Agreement shall expire, terminate and be of no further force or effect, as of the Final Expiration Date.

         3. Other Terms Unchanged. Except as expressly amended hereby, the Rights Agreement will remain unchanged, and the Rights Agreement, as amended, shall remain in full force and effect in accordance with its terms.

         4. Governing Law. This Amendment, the Agreement and each Rights Certificate issued under the Agreement, shall be deemed to be a contract made under the laws of the state of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

         5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

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         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.


                             LTC PROPERTIES, INC.

                             By:    /s/ WENDY L. SIMPSON
                                    --------------------
                             Name:  Wendy L. Simpson
                             Title: Vice Chairman and Chief Financial Officer


                             HARRIS TRUST AND SAVINGS BANK
                               as Rights Agent

                                    By:     /s/ MARTIN J. McHALE, JR.
                                            -------------------------
                                    Name:   Martin J. McHale, Jr.
                                    Title:  Vice President









                                        [Signature Page of Amendment No. 1
                                               to Rights Agreement]